Exhibit 3.02(i)

AMENDMENT TO THE LIMITED PARTNERSHIP AGREEMENT

THIS AMENDMENT TO THE TWELFTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT dated as of March 11, 2011 (the “Agreement”) of ML Select Futures I L.P. is made as of September 30, 2013 (this “Amendment”) by Merrill Lynch Alternative Investments LLC, a Delaware limited liability company (the “General Partner”), and the Limited Partners.  Capitalized terms used herein, but not defined, shall have the same meanings assigned to them in the Agreement.

WHEREAS, the General Partner and the Limited Partners entered into the Agreement; and

WHEREAS, the General Partner wishes to amend the Agreement with effect as of September 30, 2013 pursuant to Section 17(a) of the Agreement as follows.

NOW IT IS HEREBY AGREED as follows:

1.	The first sentence of Section 4(d) of the Agreement is deleted in its entirety and replaced with the following:

“Net Assets.  Net Assets of the Fund are defined to include all cash, U.S. Treasury bills and other securities (valued in such manner as the General Partner may deem fair and reasonable), the liquidating value of all commodity futures, forward and options positions and the fair market value of all other assets of the Fund, less all liabilities of the Fund, generally determined in accordance with the accounting principles specified below and, where no principle is specified, generally in accordance with the generally accepted accounting principals under the accrual method of accounting, provided that the General Partner may depart from generally accepted accounting principles in calculating Net Assets of the Fund for all purposes other than for financial statement purposes, including without limitation for purposes of subscriptions and redemptions and calculation of the fees as described in the Offering Memorandum, if the General Partner determines in its good-faith discretion that this departure is advisable in order to better reflect the true value of any asset or amount of any liability, or to further the fair and equitable treatment of Limited Partners.”

2.	Except as specifically amended herein, the Agreement is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed.

3.	The governing law, counterparties, method of execution, rules of interpretation, notice and other procedural provisions set forth in the Agreement shall be equally applicable to this Amendment.

IN WITNESS WHEREOF the parties hereto have entered into this Amendment as of September 30, 2013.

GENERAL PARTNER:			LIMITED PARTNERS

Merrill Lynch Alternative Investments LLC			By: Merrill Lynch Alternative Investments LLC
Power of Attorney
By:	/s/ Ninon Marapachi		By:	/s/ Ninon Marapachi
	Name:	Ninon Marapachi		Name:	Ninon Marapachi
	Title:	VP of MLAI		Title:	VP of MLAI

Dated: November 6, 2013			Dated: November 6, 2013